Exhibit 99.1

Condensed Consolidated Interim Financial Statements

(Unaudited)

APTOSE BIOSCIENCES INC.

For the three months ended March 31, 2018 and 2017

Issue Date: March 12, 2019

Explanatory note:

On May 10, 2018, Aptose Biosciences Inc. (“the Company”) issued its unaudited condensed interim consolidated financial statements for the three months ended March 31, 2018 and 2017, which were prepared with the International Financial Reporting Standards (“IFRS”). These statements were filed on SEDAR on May 10, 2018.

Aptose Biosciences Inc. has historically qualified as a Foreign Private Issuer (“FPI”) in the United States. Effective December 31, 2018, Aptose Biosciences Inc. has transitioned to a domestic issuer under the rules of the U.S. Securities and Exchange Commission, and will remain unqualified as a “foreign private issuer” under those rules. As a result of the Company’s status change, Aptose Biosciences Inc. is required to change the accounting standards in which it prepares its financial statements from IFRS to generally accepted accounting principles in the United States (“US GAAP”).

In accordance with National Instrument 51-102, the Company is reissuing its unaudited condensed consolidated interim financial statements prepared in accordance with US GAAP for the three months ended March 31, 2018 and 2017.

Basis of Presentation:

The accompanying unaudited condensed consolidated interim financial statements have been prepared in conformity with GAAP for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”) related to quarterly reporting. Accordingly, it includes information and disclosures required by GAAP that are applicable and should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2018 included in the 10-K filed on March 12, 2019. In the opinion of management, these condensed consolidated financial statements include all adjustments necessary to be compliant with the Company’s policies under the U.S. GAAP and fair statement of financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods shown in this report are not necessarily indicative of the results that may be expected for any future period.

APTOSE BIOSCIENCES INC.

Condensed Consolidated Interim Statements of Financial Position
(Expressed in thousands of US dollars)
(unaudited)

	March 31, 2018	December 31, 2017 (notes 2(a) and 12)
Assets
Current assets:
Cash and cash equivalents	$15,408	$10,631
Investments	770	798
Prepaid expenses	249	322
Other current assets	97	74
Total current assets	16,524	11,825

Non-current assets:
Property and equipment	150	142
Total non-current assets	150	142

Total assets	$16,674	$11,967
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$362	$589
Accrued liabilities	1,843	1,176
Total current liabilities	2,205	1,765

Commitments (note 11)

Shareholders’ equity:
Share capital:
Common shares, no par value, unlimited authorized shares, 30,702,053 and 27,502,053 shares issued and outstanding at March 31, 2018 and December 31, 2017	240,778	231,923
Additional paid-in capital	31,593	29,365
Accumulated other comprehensive loss	(4,318)	(4,316)
Deficit	(253,584)	(246,770)
Total shareholders’ equity	14,469	10,202

Total liabilities and shareholders’ equity	$16,674	$11,967

See accompanying notes to condensed consolidated interim financial statements (unaudited).

Subsequent events (note 13)

1

APTOSE BIOSCIENCES INC.

Condensed Consolidated Interim Statement of Loss and Comprehensive Loss

(Expressed in thousands of US dollars, except for per common share data)

(unaudited)

	Three months ended March 31, 2018	Three months ended March 31, 2017 (notes 2(a) and 12)

Revenue	$-	$-

Expenses:
Research and development	3,140	1,735
General and administrative	3,702	1,590
Operating Expenses	6,842	3,325
Other income (expense):
Interest income	44	33
Foreign exchange gains( losses)	(16)	-
Total other income	28	33
Net loss	(6,814)	(3,292)

Other comprehensive loss:
Unrealized loss on securities available-for-sale	(2)	-
Total comprehensive loss	$(6,816)	$(3,292)
Basic and diluted loss per common share	$(0.23)	$(0.19)
Weighted average number of common shares outstanding used in the calculation of (in thousands) Basic and diluted loss per common share	29,042	17,399

See accompanying notes to condensed consolidated interim financial statements (unaudited)

2

APTOSE BIOSCIENCES INC.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

(notes 2(a) and 12)

(Expressed in thousands of US dollars)

(unaudited)

	Common Shares
	Shares (thousands)	Amount	Additional paid-in capital	Accumulated other comprehensive loss	Deficit	Total
Balance, December 31, 2017	27,502	$231,923	$29,365	$(4,316)	$(246,770)	$10,202
Common shares issued pursuant to share purchase agreement	3,200	8,855	-	-	-	8,855
Stock-based compensation	-	-	2,228	-	-	2,228
Other comprehensive loss	-	-	-	(2)	-	(2)
Net loss	-	-	-	-	(6,814)	(6,814)
Balance, March 31, 2018	30,702	$240,778	$31,593	$(4,318)	$(253,584)	$14,469

Balance, December 31, 2016	15,722	$218,034	$28,719	$(4,298)	$(235,127)	$7,328
Common shares issued under the ATM	3,222	3,676	-	-	-	3,676
Shares issued on redemption of restricted share units	-	-	61	-	-	61
Net loss	-	-	-	-	(3,292)	(3,292)
Balance, March 31, 2017	18,944	$221,710	$28,780	$(4,298)	$(238,419)	$7,773

See accompanying notes to condensed consolidated interim financial statements (unaudited)

3

APTOSE BIOSCIENCES INC.

Condensed Consolidated Interim Statements of Cash Flows

(Expressed in thousands of US dollars)

(unaudited)

	Three months ended March 31, 2018	Three months ended March 31, 2017 (notes 2(a) and 11)
Cash flows from operating activities:
Net loss for the period	(6,814)	$(3,292)
Items not involving cash:
Stock-based compensation	2,228	61
Depreciation and amortization	16	23
Unrealized foreign exchange loss	26	(21)
Change in non-cash operating working capital:
Prepaid expenses	73	114
Other assets	(23)	29
Accounts payable	(227)	273
Accrued liabilities	667	168
Cash used in operating activities	(4,054)	(2,645)

Cash flows from financing activities:
Issuance of common shares under share purchase agreement	8,860	-
Issuance of common shares under the ATM, net of broker commission	-	3,697
Cost of offerings	(5)	(21)
Cash provided by financing activities	8,855	3,676

Cash flows from (used in) investing activities:
Purchase of property and equipment	(24)	-
Cash provided by (used in) investing activities	(24)	-

Effect of exchange rate fluctuations on cash and cash equivalents held	-	21
Increase in cash and cash equivalents	4,777	1,052
Cash and cash equivalents, beginning of period	10,631	7,940
Cash and cash equivalents, end of period	15,408	$8,992

See accompanying notes to condensed consolidated interim financial statements (unaudited)

4

APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

1.	Reporting entity:

Aptose Biosciences Inc. (“Aptose” or the “Company”) is a clinical-stage biotechnology company committed to discovering and developing personalized therapies addressing unmet medical needs in oncology. The Company’s executive offices are located in San Diego, California and its head office is located in Toronto, Canada.

Aptose has one clinical-stage program, one IND-stage program, and a third program that is discovery-stage and partnered with another company. CG026806 (“CG-806”), Aptose’s pan- FMS-like tyrosine kinase 3 / pan-Bruton’s tyrosine kinase inhibitor, is currently at the IND submission stage of development (we submitted the investigational new drug (“IND”) application to the U.S. Food and Drug Administration (FDA) in February 2019. Development of CG-806 is intended for the treatment of patients with relapsed / refractory Acute Myeloid Leukemia (R/R AML) and patients having certain B-cell malignancies. APTO-253, Aptose’s second program, is a small molecule MYC inhibitor and is currently enrolling patients in a Phase 1b clinical trial for the treatment of patients with R/R blood cancers, including AML and high-risk Myelodysplastic Syndrome.

2.	Significant accounting policies

(a)	Adoption of US GAAP:

The Company’s consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (U.S. GAAP). Comparative figures, which were previously presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board have been adjusted as necessary to be compliant with the Company’s policies under U.S. GAAP and are further described in note 12.

(b)	Basis of presentation:

These consolidated financial statements of Aptose Biosciences Inc., which include the accounts of its subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles, or U.S GAAP. All intercompany transactions, balances, revenue and expenses are eliminated on consolidation.

(c)	Significant accounting policies, estimates and judgments:

The preparation of these consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from those estimates. The consolidated financial statements include estimates, which, by their nature, are uncertain.

The impacts of such estimates are pervasive throughout the consolidated financial statements and may require accounting adjustments based on future occurrences.

The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

(d)	Foreign currency:

The functional and presentation currency of the Company is the US dollar.

Effective January 1, 2017, the Company changed its functional currency to US dollars given the prevalence of US dollar denominated activities over time. Since the Company’s inception in 1986 to fiscal 2014 all operations of the entity were conducted in Canada and the Canadian dollar was determined to be the functional currency. During fiscal years 2015 and 2016, the Company gradually transitioned most of its research and development activities, including both headcount and studies, to the US, and completed this transition in January 2017.

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APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

(e)	Cash and cash equivalents

Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less as at the date of purchase.

(f)	Investments

Investments consist of time deposits with original maturities greater than three months are classified by management as securities available-for-sale. These available-for-sale are recorded at estimated fair values. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income (AOCI) in shareholder’s equity. Realized gains and losses and declines in value that are judged to be other than temporary are included in interest income.

(g)	Concentration of risk

The Company is subject to credit risk from the Company’s cash and cash equivalents and investments. The carrying amount of the financial assets represents the maximum credit exposure. The Company manages credit risk associated with its cash and cash equivalents and investments by maintaining minimum standards of R1-low or A-low investments and the Company invests only in highly rated Canadian corporations which are capable of prompt liquidation.

(h)	Property and equipment:

Property and equipment is measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. The Company records depreciation at rates that charge operations with the cost of the assets over their estimated useful lives on a straight-line basis as follows:

Office furniture (in years)	5
Laboratory equipment (in years)	5
Computer hardware (in years)	3
Computer software (in years)	3
Leasehold improvements (in years)	Life of lease

The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting period and adjusted prospectively if appropriate.

(i)	Research and development:

Research and development (R&D) costs are expensed as incurred. R&D costs consist primarily of salaries and benefits, stock-based compensation, manufacturing, contract services, clinical trials, intangibles, and research related overhead. Non-refundable advance payments for goods and services that will be used in future research are recorded in prepaid and other assets and are expensed when the services are performed.

(j)	Fair value:

The Company measures its financial assets and liabilities at fair value. The carrying amounts for the Company’s financial instruments, including cash and cash equivalents, investments, accounts payable and accrued liabilities approximate their fair value due to their short maturities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

(k)	Stock-based compensation:

The Company has a stock-based compensation plan (the “Plan”) available to officers, directors, employees and consultants with grants under the Plan approved by the Company’s Board of Directors. Under the Plan, the exercise price of each option equals the closing trading price of the Company’s stock on the day prior to the grant if the grant is made during the trading day or the closing trading price on the day of grant if the grant is issued after markets have closed. Vesting is provided for at the discretion of the Board of Directors and the expiration of options is to be no greater than 10 years from the date of grant.

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APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

The Company uses the fair value based method of accounting for employee awards granted under the Plan. The Company calculates the fair value of each stock option grant using the Black-Scholes option pricing model at the grant date. The stock-based compensation cost of the options is recognized as stock-based compensation expense over the relevant vesting period of the stock options using an estimate of the number of options that will eventually vest.

Stock options awarded to non-employees are accounted for at the fair value of the goods received or the services rendered. The fair value is measured at the grant date. In June 2018, FASB issued accounting standards update No 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. The amendment establishes that nonemployee share-based payment awards within the scope of Topic 718 be measured at grant-date fair value of the equity instruments issued. The amendments are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted and the Company elected to early adopt this policy upon its conversion to US GAAP. The early adoption did not result in any changes in retained earnings or other components of equity as the accounting.

The Company has a stock incentive plan pursuant to which the Board may grant stock-based awards comprised of restricted stock units or dividend equivalents to employees, officers, consultants, independent contractors, advisors and non-employee directors of the Company. Compensation cost for restricted share units is measured at fair value at the date of grant, which is the market price of the underlying security, and is expensed over the award’s vesting period on a straight-line basis using an estimate of the number of awards that will eventually vest.

(l)	Segment reporting:

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or CODM. The Company’s Chief Executive Officer serves as its CODM. The Company views its operations and manages its business as one segment, which is the discovery and development of personalized therapies addressing unmet medical needs in oncology. The Company operates primarily in the US.

(m)	Loss per share:

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the period. Diluted loss per share is computed similarly to basic loss per share except that the weighted average shares outstanding is increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the period. The inclusion of the Company’s stock options and warrants in the computation of diluted loss per share has an anti-dilutive effect on the loss per share and, therefore, they have been excluded from the calculation of diluted loss per share.

(n)	Income taxes:

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as components of income tax expense. As at December 31, 2017 and December 31, 2017, the Company has not recorded any reserves for potential payments as the Company has a history of losses and does not have any revenue from operations.

(o)	Recently issued accounting pronouncements not yet adopted:

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, or ASU No. 2016-02. Under the new guidance, lessees will be required to recognize a right-of-use asset, which represents the lessee’s right to use, or control the use of, a specified asset for the lease term, and a corresponding lease liability, which represents the lessee’s obligation to make lease payments under a lease, measured on a discounted basis. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018 and requires either a modified retrospective transition approach with application in all comparative periods presented, or an alternative transition method, which permits a company to use its effective date as the date of initial application without restating comparative period financial statements. Early adoption is permitted. We plan to adopt this standard in the first quarter of the fiscal year ending December 31, 2019, using the alternative transition method with the effective date as of January 1, 2019. We are in the process of finalizing the impact that this new standard will have on our financial statements and disclosures. The adoption of ASU No. 2016-02 will result in a significant increase in our consolidated balance sheet for right-of-use assets and a corresponding increase to lease liabilities related to leases of our facilities.  The future minimum lease payments under these leases at December 31, 2018 were approximately $2.0 million. In addition, we will de-recognize existing leasehold improvements and accruals for lease incentives upon the adoption of ASU No. 2016-02.

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APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

3.	Cash and cash equivalents

Cash and cash equivalents consists of cash of $1.169 million (December 31, 2017 - $3.225 million) and a banker’s acceptance, a short-term treasury bill with original maturity of three months, and funds deposited into high interest savings accounts totaling $14.239 million (December 31, 2017 - $7.406 million).

4.	Investments:

Investments consisted of the following as of March 31, 2018 and December 31, 2017:

	March 31, 2018
	Cost	Unrealized loss	Market value

Guaranteed investment certificate	$790	(20)	770

	December 31, 2017
	Cost	Unrealized loss	Market value

Guaranteed investment certificate	$816	(18)	798

5.	Fair value measurements and financial instruments:

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value.

Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data or other means; and

Level 3 - inputs are unobservable (supported by little or no market activity).

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

The following table presents the Company’s assets that are measured at fair value on a recurring basis for the periods presented:

	March 31, 2018	Level 1	Level 2	Level 3
Assets

High interest savings account	$1,243	$-	$1,243	-
United Sates treasury bills	6,985	-	6,985	-
Government of Canada treasury bills	1,994	-	1,994	-
Guaranteed investment certificates, Royal Bank of Canada	4,787	-	4,787	-

	$15,009	$-	$15,009	$-

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APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

	December 31, 2017		Level 1		Level 2		Level 3

Assets		$		$		$

Canadian provincial promissory notes	2,003		-		2,003		-
Commercial Notes	1,999		-		1,999		-
Guaranteed income certificates, Royal Bank of Canada	4,202		-		4,202		-
	$8,204		$-		$8,204		$-

6.	Accrued liabilities:

Accrued expenses as of March 31, 2018 and December 31, 2017 consisted of the following (in thousands):

	March 31, 2018	December 31, 2017

Accrued personnel related costs	$266	$734
Accrued research and development expenses	960	176
Other accrued expenses	617	266
	$1,843	$1,176

7.	Share capital:

The Company has authorized share capital of an unlimited number of common voting shares.

(a)	Equity issuances:

(i)	2017 Share purchase agreement

On October 27, 2017, we entered into the 2017 Aspire Purchase Agreement, which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15,500,000 of Common Shares over approximately 30 months. During the year ended December 31, 2017, and pursuant to the terms of the Aspire Purchase Agreement, Aspire Capital purchased 357,143 Common Shares for gross proceeds of $500 thousand ($324 thousand net of cash share issue costs) and we also issued 321,429 Common Shares to Aspire Capital in consideration for entering into the Aspire Purchase Agreement. On a cumulative basis to March 31, 2018, the Company has raised a total of $9.4 million gross proceeds under the Aspire Purchase Agreement, the total amount that was available under the Agreement.

During the three months ended March 31, 2018, the Company issued 3,200,000 common shares under the Aspire Purchase Agreement at an average price of $2.77 per share for gross and net proceeds of approximately $8.9 million.

(ii)	At-The-Market (“ATM”) Facility

On April 2, 2015, Aptose entered into an at-the-market (“ATM”) equity facility with Cowen and Company, LLC, acting as sole agent. Under the terms of the ATM, Aptose was permitted to sell Common Shares having an aggregate offering value of $20 million on NASDAQ. The ATM expired on December 29, 2017, and as at that date the Company had issued a cumulative $20 million of Common Shares pursuant to this facility.

During the three months ended March 31, 2017, the Company issued 3,222,009 common shares under the ATM at an average price of $1.18 per share for gross proceeds of $3.81 million ($3.68 million net of share issue costs). Costs associated with the proceeds included a 3% cash commission as well as legal and accounting fees.

9

APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

(b)	Loss per share:

Loss per common share is calculated using the weighted average number of common shares outstanding and is presented in the table below:

(in thousands)	Three months ended March 31, 2018	Three months ended March 31, 2017

Net loss	$(6,814)	$(3,292)
Weighted-average common shares – basic and diluted	29,042	17,399
Net loss per share – basic and diluted	$(0.23)	$(0.19)

The effect of any potential exercise of the Company’s stock options outstanding during the three month periods ended March 31, 2018 and March 31, 2017 has been excluded from the calculation of diluted loss per common share as it would be anti-dilutive.

8.	Stock-based compensation:

(a)	Stock options

Under the Company’s stock option plan, options, rights and other entitlements may be granted to directors, officers, employees and consultants of the Company to purchase up to a maximum of 17.5% of the total number of outstanding common shares, estimated at 5.3 million options, rights and other entitlements as at March 31, 2018. Options are granted at the fair market value of the common shares on the closing trading price of the Company’s stock on the day prior to the grant if the grant is made during the trading day or the closing trading price on the day of grant if the grant is issued after markets have closed. Options vest at various rates (immediate to four years) and have a term of 10 years.

Stock option transactions for the three months ended March 31, 2018, are summarized as follows:

Option numbers are in (000’s)
		Three months ended March 31, 2018	Weighted average
	Options	Weighted average exercise price	remaining contractual life( years)

Outstanding, beginning of period	2,344	$3.46
Granted	2,059	2.96
Outstanding, end of the period	4,403	3.18	8.5
Exercisable, end of the period	2,453	3.63	7.8

As of March 31, 2018, there was $2.36 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over an estimated weighted-average period of 1.84 years.

10

APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

The following table presents the weighted average assumptions that were used in the Black-Scholes option pricing model to determine the fair value of stock options granted during the period, and the resultant weighted average fair values:

	Three months ended March 31, 2018	Three months ended March 31, 2017

Risk-free interest rate	2.39%	1.1%
Expected dividend yield	-	-
Expected volatility	93.9%	101.3%
Expected life of options (in years)	5	5
Grant date fair value	$2.14	$0.85

The Company uses historical data to estimate the expected dividend yield and expected volatility of its common shares in determining the fair value of stock options. The expected life of the options represents the estimated length of time the options are expected to remain outstanding.

Stock options granted by the Company during the three months ended March 31, 2018, vest 50% after one year and 16.67% on each of the next three anniversaries, except for 91,000 options which vest 50% after one year and 25% on each of the next two anniversaries and 850,000 options which vested immediately on the grant date.

Stock options granted by the Company during the three months ended March 31, 2017, consist of 480,000 options that vest 50% after one year and 16.67% on each of the next three anniversaries, and 85,000 options that vest 50% after one year and 25% on each of the next two anniversaries.

(b)	Restricted share units

The Company has a stock incentive plan (SIP) pursuant to which the Board may grant stock-based awards comprised of restricted stock units or dividend equivalents to employees, officers, consultants, independent contractors, advisors and non-employee directors of the Company. Each restricted unit is automatically redeemed for one common share of the Company upon vesting.

The following table presents the activity under the SIP plan for the three-month periods ended March 31, 2018 and March 31, 2017, and the units outstanding.

	Three months ended, March 31, 2018		Three months ended, March 31, 2017
	Number (in thousands)	Weighted average grant date fair value	Number (in thousands)	Weighted average grant date fair value
Outstanding, beginning of period	-	$-	-	$-
Granted	-	-	150	1.14
Redeemed	-	-	-	-
Outstanding, end of period	-	$-	-	$-

On March 28, 2017 the Company granted 150,000 restricted share units (RSUs) with a vesting term of three months.

The grant date fair value of the March 28, 2017 RSUs was determined as the closing value of the common shares of the Company on the Toronto Stock Exchange on the date prior to the date of grant.

11

APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

The Company recorded share-based payment expense related to stock options and RSUs as follows:

	Three months ended March 31, 2018	Three months ended March 31, 2017

Research and development	$367	$51
General and administrative	1,861	10
Total	$2,228	$61

9.	Related party transactions:

The Company uses Moores Cancer Center at the University of California San Diego (UCSD) to provide pharmacology lab services to the Company. Dr. Stephen Howell is the Acting Chief Medical Officer of Aptose and is also a Professor of Medicine at UCSD and oversees the laboratory work. The work is completed under the terms of research services agreements executed in March 2015 and has been extended annually. In March 2018, the Board approved an extension of this agreement for twelve months for services up to $300,000. These transactions are in the normal course of business and are measured at the amount of consideration established and agreed to by the related parties.

During the three months ended March 31, 2018, the Company recorded $61 thousand (2017 – $63 thousand) in research and development expenses related to the agreement.

10.	Collaborative agreements:

The Company enters into research, development and license agreements in the ordinary course of business where the Company receives research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which is uncertain.

Under the license agreement with CrystalGenomics, the Company has an option to pay $2.0 million in cash or combination of cash and common shares, for the full development and commercial rights for the program in all territories outside of the Republic of Korea and China. The option fee is due on the earlier of (i) filing of an Investigational New Drug (“IND”) application with the Food and Drug Administration (“FDA”), (ii) first dosage of a human in a clinical trial or (iii) or early June 2018. In addition, under the terms of the license agreement, there are total development milestones of $16 million related to the initiation of Phase 2 and pivotal clinical trials, and regulatory milestones totalling $44 million. The Company also has an obligation to pay royalty payments on sales of commercialized product. The timing of any milestone or royalty payments that may become due is not yet determinable.

On May 7, 2018, we paid the option fee of $2.0 million in cash to CrystalGenomics in order to exercise early the option and gain an exclusive license to CG-806 is all territories outside of Korea and China.

On March 7, 2018, we entered into an exclusive global license agreement with Ohm Oncology (OHM), for the development, manufacture and commercialization of APL-581, as well as related molecules from our dual bromodomain and extra-terminal domain motif (BET) protein and kinase inhibitor program. Under the agreement, we will retain reacquisition rights to certain molecules, while OHM/LALS will have the rights to develop and sublicense all other molecules. We have received two nominal upfront cash payments and are eligible to receive up to $125 million of additional payments based on the achievement of certain development, regulatory and sales milestones, as well as significant royalties on future sales generated from the program, if any.

11.	Commitments:

The Company has entered into operating leases for premises and equipment under which it is obligated to make minimum payments as described below:

Years ending December 31,
2018	$207
2019	268
2020	277
2021	281
2022	276
Thereafter	78
$1,387

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APTOSE BIOSCIENCES INC.

Notes to Condensed Consolidated Interim Financial Statements (unaudited)

Three months ended March 31, 2018 and 2017

(Tabular amounts in thousands of United States dollars, except per share amounts)

12.	Comparative figures:

Certain comparative figures in the periods ended March 31, 2018, March 31, 2017, December 31, 2017 and December 31, 2016 have been reclassified in order to conform to US GAAP. On the statement of financial position, prepaid expenses and other current assets were previously presented on the statement of on a combined basis, as were account payables and accrued liabilities. Paid in capital was previously presented on the statement of financial position as Contributed Surplus and Stock options. On the statement of loss and comprehensive loss, foreign exchange gains and losses on marketable securities that were previously recorded in other income and expenses were reclassified to other comprehensive income.

13.	Subsequent events

For its interim financial statements as of March 31, 2018 and for the three and six months ended March 31, 2018, the Company evaluated subsequent events through March 12, 2019, the date on which those financial statements were reissued.

(i)	2018 At-The-Market (“ATM”) Facility

On March 28, 2018, the Company entered into an “At-The-Market” Facility (“ATM”) equity distribution agreement with Cantor Fitzgerald acting as sole agent. Under the terms of this facility, the Company may, from time to time, sell shares of our common stock having an aggregate offering value of up to $30 million through Cantor Fitzgerald on the Nasdaq Capital Market.

Subsequent to March 31, 2018, the Company issued 4,162,964 shares under this ATM equity facility at an average price of $2.70 for gross proceeds of $11.23 million ($10.90 million net of share issue costs). Costs associated with the proceeds consisted of a 3% cash commission.

(ii)	2017 Share purchase agreement

Subsequent to the quarter end, the Company issued 2,031,0953 common shares under the Aspire Purchase Agreement at an average price of $3.02 per share for gross and net proceeds of approximately $6.14 million. On a cumulative basis to December 31, 2018, the Company has raised a total of $15.5 million gross proceeds under the Aspire Purchase Agreement, the total amount that was available under the Agreement.

(iii)	2018 Share Purchase Agreement

On May 30, 2018, the Company entered into the 2018 Aspire Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20 million of Common Shares over approximately 30 months. Pursuant to the terms of this agreement, on June 8, 2018, the Company issued 170,261 Common Shares (“Commitment Shares”) to Aspire Capital in consideration for entering into the 2018 Aspire Purchase Agreement. The Company recorded $600 thousand in general and administrative expenses related to the issuance of the Commitment Shares. Subsequent to the quarter end, the Company issued 4,167,502 shares under the 2018 Aspire Purchase Agreement at an average price of $1.90 per share for gross and net proceeds of approximately $7.93 million.

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